Tanger Factory Outlet Centers, Inc.

News Release

For Release:IMMEDIATE RELEASE
Contact: Frank C. Marchisello, Jr.
               (336) 834-6834

TANGER REPORTS THIRD QUARTER 2007 RESULTS
13.1% Increase in Total FFO, 12.3% Increase in FFO Per Share
6.2% Increase in Same Center Net Operating Income

Greensboro, NC, October 30, 2007, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations available to common shareholders (“FFO”), a widely accepted measure of REIT performance, for the three months ended September 30, 2007 increased 12.3% to $0.64 per share, or $23.9 million, as compared to FFO of $0.57 per share, or $21.2 million, for the three months ended September 30, 2006.  For the nine months ended September 30, 2007, FFO increased 11.1% to $1.80 per share, or $67.4 million, as compared to FFO of $1.62 per share, or $59.8 million, for the nine months ended September 30, 2006.

For the three months ended September 30, 2007, net income available to common shareholders increased 16.4% to $7.0 million or $0.22 per share, as compared to $6.0 million, or $0.19 per share for the third quarter of 2006.  During the first quarter of the previous year, Tanger recognized a net gain on the sale of real estate of $13.8 million.  As a result, the company reported net income available to common shareholders of $24.5 million, or $0.79 per share for the nine months ended September 30, 2006, compared to $13.9 million, or $0.44 per share for the first nine months of 2007.

Net income and FFO per share amounts above are on a diluted basis.  FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  A complete reconciliation containing adjustments from GAAP net income to FFO is included in this press release.

Third Quarter Highlights

•	6.2% increase in same center net operating income, 3.9% increase year to date

•	30.9% average increase in base rental rates on 169,555 square feet of re-leased space during the third quarter of 2007, 37.6% increase year to date

•	9.8% average increase in base rental rates on 107,010 square feet of signed renewals during the third quarter of 2007, 13.2% increase year to date

•	97.3% occupancy rate for wholly-owned properties, up 1.3% from September 30, 2006

•	$340 per square foot in reported same-space tenant sales for the rolling twelve months ended September 30, 2007, up 1.0% compared to the twelve months ended September 30, 2006

•	30.5% debt-to-total market capitalization ratio, compared to 32.8% as of September 30, 2006

•	3.40 times interest coverage ratio compared to 3.25 times last year

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, “Our third quarter results were very positive.  Same center net operating income increased 6.2% for the quarter as a result of our continuing efforts to drive rental rates on the renewal and releasing of space as well as certain new high volume tenants exceeding their percentage rental breakpoints during the quarter.”

Portfolio Operating Results

During the first nine months of 2007, Tanger executed 414 lease documents, totaling 1,725,596 square feet within its wholly-owned properties.  Lease renewals accounted for 1,126,879 square feet, or 71.7% of the square feet which was scheduled to expire during 2007, and generated a 13.2% increase in average base rental rates on a straight-line basis. Base rental increases on re-tenanted space during the first nine months of 2007 averaged 37.6% on a straight-line basis and accounted for the remaining 598,717 square feet.

Same center net operating income increased 6.2% for the third quarter of 2007 and 3.9% for the first nine months of 2007 compared to the same periods in 2006.  Reported tenant comparable sales per square foot increased 1.0% for the rolling three months as well as the rolling twelve months ended September 30, 2007 to $340 per square foot.

Investment and Other Activities

Tanger continues the development and leasing of two previously announced sites located in Washington County, south of Pittsburgh, Pennsylvania and in Deer Park (Long Island), New York.  Construction at the Pittsburgh project is ongoing at this time.  In response to strong tenant demand for space, Tanger has increased the size of the initial phase from 308,000 square feet to 370,000 square feet, with leases for approximately 61% of the first phase signed and an additional 20% out for signature.  The company currently expects delivery of the initial phase in the second quarter of 2008, with stores opening in the third quarter of 2008.  The Pittsburgh center will be wholly owned by Tanger.

The company currently expects the Deer Park center will contain over 800,000 square feet upon final build-out.  Site work and construction continues on an initial phase of approximately 682,000 square foot.  The company has approximately 44% of the space signed and an additional 20% out for signature.  Tanger currently expects the project will be delivered in the second quarter of 2008, with stores opening in the third quarter of 2008.   The Deer Park property is owned through a joint venture of which Tanger and two venture partners each own a one-third interest.

Tanger has signed an option on a potential new development site located in Mebane, North Carolina on the highly traveled Interstate 40/85 corridor.  The company also has an additional site under control in Port St. Lucie, Florida at Exit 118 on Interstate I-95.  Tenant interest in these two new locations appears to be strong and Tanger is continuing with its predevelopment work.  During the third quarter of this year, Tanger put on hold its plans to develop a center in Burlington, New Jersey due to numerous development and site access issues.

As of September 30, 2007, Tanger reclassified its center in Boaz, Alabama as held for sale.  Subsequently, in October 2007, the 79,575 square foot center was sold.  The Boaz center represents less than 1.0% of the company’s gross leasable area and less than 0.25% of its net operating income.  Net proceeds from the sale, which approximated the net book value of the property, were $2.0 million and were used to reduce amounts outstanding on the company’s unsecured lines of credit.

Financing Activities and Balance Sheet Summary

As of September 30, 2007, Tanger had $697.3 million of debt outstanding, equating to a 30.5% debt-to-total market capitalization ratio.  The company had $23.3 million outstanding on its $200.0 million in available unsecured lines of credit with 96.7% of Tanger’s debt bearing fixed interest rates.  During the third quarter of 2007, Tanger continued to maintain a strong interest coverage ratio of 3.40 times, compared to 3.25 times during the third quarter of last year.

2007 FFO Per Share Guidance

Based on current market conditions and the strength and stability of its core portfolio, the company currently believes its net income for 2007, excluding gains or losses on the sale of real estate, will be between $0.69 and $0.73 per share and its FFO for 2007 will be between $2.44 and $2.48 per share.  The company’s earnings estimates do not include the impact of any potential gains on the sale of land parcels or the impact of any potential sales or acquisitions of properties.  The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income available to common shareholders per share:

For the twelve months ended December 31, 2007:
Low Range    High Range
Estimated diluted net income per share, excluding
gain/loss on the sale of real estate                   $ 0.69       $ 0.73
Minority interest, depreciation and amortization uniquely
significant to real estate including minority interest
share and our share of joint ventures                     1.75          1.75

Estimated diluted FFO per share                          $ 2.44        $ 2.48

Third Quarter Conference Call

Tanger will host a conference call to discuss its third quarter results for analysts, investors and other interested parties on Wednesday, October 31, 2007, at 10:00 A.M. eastern time.  To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Third Quarter 2007 Financial Results call.  Alternatively, the call will be web cast by CCBN and can be accessed at the company’s web site at http://www.tangeroutlet.com/investorrelations/news.

A telephone replay of the call will be available from October 31, 2007 starting at 11:00 A.M. Eastern Time through November 9, 2007, by dialing 1-800-642-1687 (conference ID # 18545795).  Additionally, an online archive of the broadcast will also be available through November 9, 2007.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns 29 outlet centers in 21 states coast to coast, totaling approximately 8.3 million square feet of gross leasable area.  Tanger also manages for a fee and owns a 50% interest in two outlet centers containing approximately 667,000 square feet and manages for a fee two outlet centers totaling approximately 229,000 square feet.  Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended June 30, 2007. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, the company’s ability to lease its properties, the company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.  For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

TANGER FACTORY OUTLET CENTERS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUES
Base rentals (a)	$37,207	$35,260	$108,614	$101,816
Percentage rentals	2,305	1,736	5,434	4,292
Expense reimbursements	16,719	14,866	47,496	41,271
Other income (b)	2,155	2,400	5,243	5,248
Total revenues	58,386	54,262	166,787	152,627
EXPENSES
Property operating	19,158	17,616	53,893	48,183
General and administrative	4,916	4,147	14,096	12,304
Depreciation and amortization	14,941	13,531	48,870	42,978
Total expenses	39,015	35,294	116,859	103,465
Operating income	19,371	18,968	49,928	49,162
Interest expense (including prepayment premium
and deferred loan cost write off of $917 in 2006)	10,087	10,932	30,215	30,856
Income before equity in earnings of
unconsolidated joint ventures, minority
interest and discontinued operations	9,284	8,036	19,713	18,306
Equity in earnings of unconsolidated joint ventures	461	539	1,030	971
Minority interests in operating partnership	(1,370)	(1,186)	(2,716)	(2,524)
Income from continuing operations	8,375	7,389	18,027	16,753
Discontinued operations, net of minority interest (c)	22	25	76	11,797
Net income	8,397	7,414	18,103	28,550
Preferred share dividends	(1,406)	(1,406)	(4,219)	(4,027)
Net income available to common shareholders	$6,991	$6,008	$13,884	$24,523

Basic earnings per common share:
Income from continuing operations	$.23	$.20	$.45	$.42
Net income	$.23	$.20	$.45	$.80

Diluted earnings per common share:
Income from continuing operations	$.22	$.19	$.44	$.41
Net income	$.22	$.19	$.44	$.79

Funds from operations available to
common shareholders (FFO)	$23,929	$21,155	$67,386	$59,800
FFO per common share – diluted	$.64	$.57	$1.80	$1.62

Summary of discontinued operations (c)
Operating income from discontinued operations	$26	$30	$91	$309
Gain on sale of real estate	---	---	---	13,833
Income from discontinued operations	26	30	91	14,142
Minority interest in discontinued operations	(4)	(5)	(15)	(2,345)
Discontinued operations, net of minority interest	$22	$25	$76	$11,797

(a) Includes straight-line rent and market rent adjustments of $1,033 and $962 for the three months ended and $3,192 and $2,831 for the nine months ended September 30, 2007 and 2006, respectively.
(b) Includes gains on sale of outparcels of land of $177 for the three months ended September 30, 2006 and $402 for the nine months ended September 30, 2006.
(c) In accordance with SFAS No. 144”Accounting for the Impairment or Disposal of Long Lived Assets,” the results of operations for properties disposed of or classified as held for sale during the above periods in which we have no significant continuing involvement have been reported above as discontinued operations for all periods presented.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS:
Rental property
Land	$129,921	$130,137
Buildings, improvements and fixtures	1,074,310	1,068,070
Construction in progress	61,364	18,640
	1,265,595	1,216,847
Accumulated depreciation	(302,411)	(275,372)
Rental property, net	963,184	941,475
Cash and cash equivalents	2,434	8,453
Assets held for sale	2,052	---
Investments in unconsolidated joint ventures	11,908	14,451
Deferred charges, net	47,306	55,089
Other assets	26,563	21,409
Total assets	$1,053,447	$1,040,877

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $778 and
$832, respectively)	$498,722	$498,668
Mortgages payable (including a debt premium of $1,654 and
$3,441, respectively)	175,312	179,911
Unsecured lines of credit	23,300	---
Total debt	697,334	678,579
Construction trade payables	27,943	23,504
Accounts payable and accrued expenses	35,237	25,094
Total liabilities	760,514	727,177

Commitments
Minority interest in operating partnership	35,366	39,024

Shareholders’ equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 shares authorized, 3,000,000 shares issued
and outstanding at September 30, 2007 and December 31, 2006	75,000	75,000
Common shares, $.01 par value, 150,000,000 shares authorized,
31,317,401 and 31,041,336 shares issued and outstanding
at September 30, 2007 and December 31, 2006, respectively	313	310
Paid in capital	350,701	346,361
Distributions in excess of earnings	(169,419)	(150,223)
Accumulated other comprehensive income	972	3,228
Total shareholders’ equity	257,567	274,676
Total liabilities, minority interest and shareholders’
equity	$1,053,447	$1,040,877

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
FUNDS FROM OPERATIONS (a)
Net income	$8,397	$7,414	$18,103	$28,550
Adjusted for:
Minority interest in operating partnership	1,370	1,186	2,716	2,524
Minority interest, depreciation and amortization
attributable to discontinued operations	52	52	160	2,604
Depreciation and amortization uniquely significant to
real estate – consolidated	14,865	13,465	48,641	42,780
Depreciation and amortization uniquely significant to
real estate – unconsolidated joint ventures	651	444	1,985	1,202
(Gain) loss on sale of real estate	---	---	---	(13,833)
Funds from operations (FFO)	25,335	22,561	71,605	63,827
Preferred share dividends	(1,406)	(1,406)	(4,219)	(4,027)
Funds from operations available to common
shareholders	$23,929	$21,155	$67,386	$59,800
Funds from operations available to common
shareholders per share - diluted	$.64	$.57	$1.80	$1.62

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	30,847	30,619	30,805	30,582
Effect of exchangeable notes	235	---	235	---
Effect of outstanding share and unit options	188	229	217	234
Effect of unvested restricted share awards	130	135	144	107
Diluted weighted average common shares (for earnings
per share computations)	31,400	30,983	31,401	30,923
Convertible operating partnership units (b)	6,067	6,067	6,067	6,067
Diluted weighted average common shares (for funds
from operations per share computations)	37,467	37,050	37,468	36,990

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	8,363	8,389	8,363	8,389
Partially owned – unconsolidated	667	667	667	667
Managed	229	293	229	293

Outlet centers in operation -
Wholly owned	30	30	30	30
Partially owned – unconsolidated	2	2	2	2
Managed	2	3	2	3

States operated in at end of period (c)	21	21	21	21
Occupancy at end of period (c) (d)	97.3%	96.0%	97.3%	96.0%

(a)
FFO is a non-GAAP financial measure.  The most directly comparable GAAP measure is net income (loss), to which it is reconciled.  We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report.  FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance.  FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.  We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies.  FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity.  FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b)	The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c)
Excludes Myrtle Beach, South Carolina Hwy 17 and Wisconsin Dells, Wisconsin properties which are operated by us through 50% ownership joint ventures and two centers for which we only have management responsibilities.

(d)	Excludes our wholly-owned, non-stabilized center in Charleston, South Carolina.